SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C.  20549

                                  FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Section 13 and 15(d) of the Securities Exchange Act of 1934.

                     COMMISSION FILE NUMBER  000-22449

                                PTC BANCORP
          (Exact name of registrant as specified in its charter)

                            RESERVOIR HILL ROAD
                            9014 STATE ROAD 101
                                P.O. BOX 7
                           BROOKVILLE, IN  47012
                              (765) 647-3594
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               COMMON STOCK
         (Title of each class of securities covered by this Form)

                                   NONE
(Titles of all other classes of securities for which a duty to file reports under section 13(a) of 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

 Rule 12g-4(a)(1)(i)   X              Rule 12h-3(b)(1)(i)
 Rule 12g(4(a)(1)(ii)                 Rule 12h-3(b)(1)(ii)
 Rule 12g-4(a)(2)(i)                  Rule 12h-3(b)(2)(i)
 Rule 12g-4(a)(2)(ii)                 Rule 12h-3(b)(2)(ii)
                                      Rule 15d-6

Approximate number of holders of record as of the certification or notice date:
                                   NONE

Pursuant to the requirement of the Securities Exchange Act of 1934, PTC Bancorp has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  May 13, 1998

By:    James L. Saner
       President and CEO